                                                                     EXHIBIT 8.1

                      [HOGAN & HARTSON L.L.P. LETTERHEAD]

                                 August 8, 2003


XM Satellite Radio Inc.
1500 Eckington Place NE
Washington, D.C.  20002-2194

Ladies and Gentlemen:

          This firm has acted as special counsel to XM Satellite Radio Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the proposed offering of up to $185,000,000 in aggregate principal amount of 12% Senior Secured Notes due 2010 (the "Exchange Notes") in exchange for up to $185,000,000 in aggregate principal amount of the Company's outstanding 12% Senior Secured Notes due 2010 (the "Senior Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. Section 229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the prospectus ("Prospectus") included as part of the Registration Statement.

          This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, "federal tax laws"). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a

XM Satellite Radio, Inc.
August 8, 2003
Page 2

guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

          In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) the Registration Statement; (ii) the forms of the Senior Notes and the Exchange Notes; (iii) the Registration Rights Agreement; and (iv) an executed copy of the Indenture.

          In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.

          Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Prospectus under the heading "Certain United States Federal Income Tax Considerations," to the extent that it purports to describe provisions of federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

XM Satellite Radio, Inc.
August 8, 2003
Page 3

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         /s/ Hogan & Hartson L.L.P.

                                         HOGAN & HARTSON L.L.P.